EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-10624 and 333-179447) on Form S-8 of Alliance Bankshares Corporation of our report dated April 17, 2011 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

April 17, 2012